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EXHIBIT 99.1

e.spire COMMUNICATIONS, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
YEAR ENDED - DECEMBER 31, 1998
($'S IN THOUSANDS)

                                            Networks Placed          Networks Placed           Networks Placed       Networks Placed
                                               in Service               in Service                in Service           in Service
                                            Prior to 12/31/95          During 1996               During 1997           During 1998
                                          ---------------------      ---------------           --------------        ---------------

Property, Plant & Equipment                      $ 172,853               $ 123,051                $ 156,765               $ 32,237

Revenues                                         $  49,409               $  28,300                $  27,993               $  3,849

EBITDA                                           $  (3,119)              $  (6,590)               $ (13,818)              $ (6,420)

EBIT                                             $ (12,212)              $ (13,651)               $ (12,226)              $ (6,907)

Network Statistics (cumulative)

        Access Lines Installed                      40,672                  22,683                   55,166                  8,958
        Fiber Miles                                 44,153                  38,810                   46,565                 20,697
        Route Miles                                    730                     442                      401                    140
        Buildings Connected                          1,474                     612                      797                      9
        Voice Grade Equivalents                    592,944                 351,448                  277,842                  1,633
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